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                                                                EXHIBIT 5.1


                              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                       Minneapolis, Minnesota  55402-1498


ENStar Inc.
6479 City West Parkway
Eden Prairie, Minnesota  55344

Ladies and Gentlemen:

                 We have acted as counsel to ENStar Inc. (the "Company") in connection with the registration pursuant to a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of $10,000,000 principal amount of Subordinated Debentures (the "Debentures"), to be issued pursuant to an Indenture (the "Indenture"), to be entered into by and between the Company and National City Bank of Minneapolis, a national banking association, as trustee. All capitalized terms used herein and not defined herein have the meanings assigned to them in the Indenture.

                 We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

                 In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to the authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

                 Based upon the foregoing, we are of the opinion that the Debentures, once issued in accordance with the Indenture and paid for in accordance with the

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applicable subscription agreement, will constitute valid
and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

                 Our opinion expressed above is limited to the laws of the State of Minnesota.

                 We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included therein.

Dated:  October 25, 1996
                                                             Very truly yours,

                                                             DORSEY &WHITNEY LLP